                                        SECURITIES AND EXCHANGE COMMISSION
                                               Washington, DC 20549

                                                     FORM N-8A

                                           NOTIFICATION OF REGISTRATION
                                       FILED PURSUANT TO SECTION 8(a) OF THE
                                          INVESTMENT COMPANY ACT OF 1940

The undersigned  investment company hereby notifies the Securities and Exchange  Commission that it registers under and pursuant to the  provisions of Section 8(a) of the Investment  Company Act of 1940 and in connection  with such notification of registration submits the following information:

Name:  Oppenheimer Master Loan Fund, LLC

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         6803 South Tucson Way, Centennial, Colorado 80112-3924

Telephone Number (including area code):  303-768-3200

Name and address of agent for service of process:

         Robert G. Zack, Esq.
         Executive Vice President & General Counsel
         OppenheimerFunds, Inc.
         Two World Financial Center
         225 Liberty Street, 11th Floor
         New York, New York  10281-1008

Check Appropriate Box:

Registrant  is filing a  Registration  Statement  pursuant to Section  8(b) of the  Investment  Company Act of 1940
concurrently with the filing of Form N-8A:   Yes       X               No ______

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Pursuant to the  requirements  of the Investment  Company Act of 1940, the registrant has caused this  notification of  registration  to be duly  signed on its behalf in the City of New York and State of New York on the 26th day of
October, 2007.

                                            Oppenheimer Master Loan Fund, LLC

                                            By:      /s/ Brian W. Wixted

                                                     Brian W. Wixted, Treasurer and
                                                     Principal Financial & Accounting Officer

Attest:

By:      /s/ Kathleen Ives

         Kathleen Ives, Assistant Secretary